As filed with the Securities and Exchange Commission on August 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIVERAMP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1269307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Bush Street, Seventeenth Floor San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED 2005 EQUITY COMPENSATION PLAN

OF LIVERAMP HOLDINGS, INC.

(Full title of the plan)

Jerry C. Jones, Esq.

EVP, Chief Ethics and Legal Officer and Secretary

225 Bush Street, Seventeenth Floor

San Francisco, CA 94104

(Name and address of agent for service)

(888) 987-6764

(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Geoffrey D. Neal

Kutak Rock LLP

124 West Capitol Avenue, Suite 2000

Little Rock, AR 72201

(501) 975-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 2,500,000 shares of Common Stock, $.10 par value per share, of LiveRamp Holdings, Inc. (the “Company”) to be issued pursuant to the Amended and Restated 2005 Equity Compensation Plan of LiveRamp Holdings, Inc., as amended (the “Plan”). Accordingly, the contents of the earlier registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 30, 2019 (File No. 333-231823), May 24, 2022 (File No. 333-265186), August 18, 2023 (File No. 333-274086) and August 19, 2024 (333-281648) are incorporated by reference in this Registration Statement to the extent not modified hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed or furnished by the Company with the Commission are incorporated by reference herein:

(a)	The Company’s annual report on Form 10-K for the fiscal year ended March 31, 2025, filed with the Commission on May 21, 2025;

(b)	The Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2025, filed with the Commission on August 6, 2025;

(c)	The Company’s current report on Form 8-K filed with the Commission on August 15, 2025; and

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 1, 2018, including any further amendments or reports filed with the Commission for the purpose of updating such description, including Exhibit 4.1 of the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2019, filed with the Commission on May 29, 2019 and Exhibit 4.1 of the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2025, filed with the Commission on May 21, 2025.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except:

•	for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions);
•	for any transaction from which the director or officer derived an improper personal benefit; or
•	for an officer, any action by or in the right of the corporation.

In accordance with Section 102(b)(7) of the DGCL, the Company’s Amended and Restated Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of the Company’s directors and officers to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer.

Section 145(a) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful. The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, shareholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

In accordance with Section 145(a) of the DGCL, the Company’s Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers of the Company against liability they may incur in their capacities as such and to the extent authorized by Delaware corporate law.

Pursuant to the Company’s Second Amended and Restated Bylaws, the Company may maintain directors’ and officers’ insurance on behalf of the directors and officers of the Company and those serving at the request of the Company as a director, officer, employee or agent of another enterprise, against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to Delaware law. The Company currently has in effect directors’ and officers’ liability insurance and fiduciary liability insurance.

In addition, the Company has entered into separate indemnification agreements with certain of its current and former directors and executive officers. The indemnification agreements provide generally that the Company will indemnify and advance expenses to the fullest extent permitted by applicable law. Each director and executive officer party to an indemnification agreement is entitled to be indemnified against all expenses, judgments, penalties and amounts paid in settlement actually and reasonably incurred.

Item 8. Exhibits.

The exhibits furnished as a part of this Registration Statement are listed below.

Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of LiveRamp Holdings, Inc. (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 16, 2024, Commission File No. 001-38669, and incorporated herein by reference)

4.2	Second Amended and Restated Bylaws of LiveRamp Holdings, Inc. (previously filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K filed with the Commission on May 22, 2024, Commission File No. 001-38669, and incorporated herein by reference)

5.1*	Opinion of Kutak Rock LLP as to the legality of the shares being registered

23.1*	Consent of Kutak Rock LLP (included in the opinion in Exhibit 5.1)

23.2*	Consent of KPMG LLP

24.1*	Powers of Attorney

99.1	Amended and Restated 2005 Equity Compensation Plan of LiveRamp Holdings, Inc. (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on August 15, 2025, Commission File No. 001-38669, and incorporated herein by reference)

107.1*	Calculation of Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on August 18, 2025.

LIVERAMP HOLDINGS, INC.

By:	/s/ Jerry C. Jones
Jerry C. Jones, EVP, Chief Ethics and Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, as of August 18, 2025:

Signature	Title

/s/ John L. Battelle*	Director
John L. Battelle

/s/ Timothy R. Cadogan*	Director
Timothy R. Cadogan

/s/ Vivian Chow*	Director
Vivian Chow

/s/ Scott E. Howe*	Director, Chief Executive Officer
Scott E. Howe	(principal executive officer)

/s/ Clark M. Kokich*	Director, Non-Executive Chairman of the Board
Clark M. Kokich

/s/ Brian O’Kelley*	Director
Brian O’Kelley

/s/ Debora B. Tomlin*	Director
Debora B. Tomlin

/s/ Lauren Dillard*	Executive Vice President and Chief Financial Officer
Lauren Dillard	(principal financial and accounting officer)

*By:	/s/ Jerry C. Jones
Jerry C. Jones, Attorney-in-Fact